Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form S-1, as filed with the Securities and Exchange Commission, of our report dated June 28, 2022, with respect to the consolidated balance sheets of Modular Medical, Inc. as of March 31, 2022 and 2021 and the related consolidated statements of operations, stockholders’ equity/(deficit), and cash flows for the years then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Farber Hass Hurley LLP
Chatsworth, California
July 6, 2022